APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

Name of Issuer:
H.E.R.C. Products Incorporated (the "Company")

Class of Securities:
Common stock $.01 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the
"Exchange"), the Exchange is filing for delisting of the common stock of the Company due to the filing of a Form 15.

The following is a chronology of events leading up
to the Exchange's request to withdraw the common stock
of the Company from listing and registration.
On November 19, 2004 the Exchange received a Form 8-K
filing dated November 18, 2004 providing notification
of the filing of a Form 15 to terminate the registration
of the common stock under the 1934 Act.   The Exchange
sent a notice on November 19, 2004 acknowledging the
Form 15 filing,indicating the existing of certain
maintenance deficiencies (shareholder's equity and
market value float) and indicated that the Company
would be suspended from trading on November 22, 2004.
The Exchange also called the Company on November 19, 2004
and sent a message concerning this matter.
On November 20, 2004 the Exchange resent the original
notice to the Company.   On November 22,2004 the
Company provided notice and confirmed receipt of the Exchange letters.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective ten days after the filing of the Form 25 with the Commission.

BOSTON STOCK EXCHANGE, INCORPORATED

Date: June 26, 2006

By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO